Exhibit 23.2

中正達會計師事務所 Centurion ZD CPA & Co. Certified Public Accountants (Practising)

Unit 1304, 13/F, Two Harbourfront, 22 Tak Fung Street, Hunghom, Hong Kong.

香港紅磡 德豐街22號 海濱廣場二期 13樓1304室
Tel 電話: (852) 2126 2388 Fax 傳真: (852) 2122 9078

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM’S CONSENT

We consent to the use in this Registration Statement Form F-3 of Bit Brother Limited of our report dated October 31, 2022 relating to the consolidated financial statements and schedule of Bit Brother Limited as of June 30, 2022, 2021 and 2020, and for each of the years in the three-year period ended June 30, 2022 which appears in such Registration Statement. We also consent to the reference to us under the heading “Experts” in such Registration Statement.

/s/ Centurion ZD CPA & Co
Centurion ZD CPA & Co.
Certified Public Accountants
Hong Kong, December 23, 2022